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                                                                   EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Genesis Health Ventures, Inc.:

We consent to the use of our reports dated December 19, 2001 with respect to the consolidated financial statements of Genesis Health Ventures, Inc. and subsidiaries (the Company) as of September 30, 2001 (Successor Company) and September 30, 2000 and for each of the years in the three-year period ended September 30, 2001 (Predecessor Company) and with respect to the related consolidated financial statement schedules incorporated by reference herein.

Our reports dated December 19, 2001, contain an explanatory paragraph that states that on October 2, 2001 the Company consummated a Joint Plan of Reorganization (the Plan) which had been confirmed by the United States Bankruptcy Court. The Plan resulted in a change in ownership of the Predecessor Company and, accordingly, effective September 30, 2001 the Company accounted for the change in ownership through "fresh-start" reporting. As a result, the consolidated information prior to September 30, 2001 is presented on a different cost basis than that as of September 30, 2001 and, therefore, is not comparable. Our reports dated December 19, 2001 also include an explanatory paragraph that described a change in the Company's method of accounting for start-up activities discussed in note 3 to those statements.


                                                     /s/ KPMG LLP

Philadelphia, Pennsylvania
January 30, 2002